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                                                                    EXHIBIT 5.1



                              Jones, Day, Reavis & Pogue
                             2300 Trammell Crow Center
                                  2001 Ross Avenue
                                Dallas, Texas 75201


                                     July 8, 1999

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas 75063
P.O. Box 619566
DFW, Texas 75261-9566


                       Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

          We are acting as special counsel to Michaels Stores, Inc., a Delaware corporation (the "Company"), in connection with the registration of the deferred compensation payment obligations ("Deferred Compensation Obligations") arising under the Michaels Stores, Inc. Deferred Compensation Plan (the "Plan").

          We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and on the assumptions set forth below, we are of the opinion that (i) when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and subject to general equity principles, and (ii) the terms of the Plan comply with the applicable provisions of Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          For purposes of the foregoing opinion, we have assumed, without having made any independent investigation, that all of the employees eligible to participate in the Plan constitute a select group of management or highly compensated employees and the Plan will therefore be exempt from the provisions of ERISA, except for the provisions of Title I of ERISA relating to reporting and disclosure and to administration and enforcement. In rendering the foregoing opinion, we have relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company's Registration Statement on Form S-8 with respect to the Deferred Compensation Obligations.

                                        Very truly yours,


                                        /s/ Jones, Day, Reavis & Pogue

                                        Jones, Day, Reavis & Pogue